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                                            Exhibit 11B




                                    PacifiCare Health Systems, Inc.


                       Computation of Net Income per Share of Common Stock -
                                            Fully Diluted


                    (Dollars and shares in thousands, except per share amounts)


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

                                          Three months ended   Nine months ended
                                             September 30,        September 30,
                                          ---------------------------------------
                                            1997      1996      1997      1996
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

Net income                                 $30,768   $3,527    $92,259    $43,974
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Shares outstanding at the beginning of
  the period                               41,886    31,183    31,301     30,987

Weighted average number of shares
  issued during the period in
  connection with:
     Issuance of common shares in
      connection with FHP Acquisition        -         -        8,095       -
     Exercise of stock options                 18        46       639        162


Dilutive shares issuable:
  Net of shares assumed to have been
     purchased (at the higher of ending
     or average market price) for
     treasury with assumed proceeds
     from the contingent exercise of
     stock options and registered
     equity purchase contracts                321       581       459        611
  Assumed conversion of Series A
     Cumulative Convertible Preferred
     Stock on date of issuance              3,955      -        3,303       -
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Total shares - fully diluted               46,180    31,810    43,797     31,760
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Fully diluted earnings per share            $0.67     $0.11     $2.11      $1.38
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